Exhibit 10.2

FIRST AMENDMENT TO SEPARATION AND DISTRIBUTION AGREEMENT

This First Amendment (this “First Amendment”) to that certain Separation and Distribution Agreement dated as of June 29, 2007 (the “Separation and Distribution Agreement”), by and between Morgan Stanley, a Delaware corporation (“Morgan Stanley”), and Discover Financial Services, a Delaware corporation (“Discover”), is entered into as of this 11th day of February, 2010. Capitalized terms used in this First Amendment, but not defined herein, shall have the meaning assigned to such terms in the Separation and Distribution Agreement.

WHEREAS, Morgan Stanley and Discover desire to amend Schedule 2 to the Separation and Distribution Agreement to clarify the terms and conditions related to the payment of the Special Dividend;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Schedule 2 to the Separation and Distribution Agreement is hereby amended as follows:

Amendment to Subsection (c) of Schedule 2.

Subsection (c) of Schedule 2 to the Separation and Distribution Agreement is hereby amended to read in its entirety as follows:

“(c) All Proceeds received by Discover or any of its Affiliates shall be applied as follows:

(i) first, all such Proceeds shall be retained by Discover until Discover shall have retained an amount equal to all Expenses incurred by Discover;

(ii) second, the next $700 million of such Proceeds (any unpaid portion thereof to be increased at an annual rate of 6% from the date of the Distribution until paid in full) shall be paid to Morgan Stanley (net of the Applicable Tax Amount in respect of such Proceeds);

(iii) third, the next $800 million of such Proceeds shall be retained by Discover;

(iv) thereafter, any such Proceeds shall be shared equally by the parties, so that 50% of any such Proceeds shall be paid to Morgan Stanley (net of the Applicable Tax Amount in respect of such share of such Proceeds) and 50% of any such Proceeds shall be retained by Discover;

provided that (x) the Proceeds in respect of which Morgan Stanley shall receive payments under this subsection (c) in connection with any Resolution shall not exceed the Allocable Portion of such Proceeds, and (y) the payments Morgan Stanley shall receive under this subsection (c) in connection with all Resolutions, including any accrued and unpaid amounts under clause (ii) of this subsection (c), plus any accrued and unpaid amounts under subsection (g), shall not exceed a total of $775 million in the aggregate.”

Except as amended hereby, the Separation and Distribution Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed by their respective authorized officers as of the date first above written.

MORGAN STANLEY		DISCOVER FINANCIAL SERVICES

By:	/S/ ERIC F. GROSSMAN	By:	/S/ ROGER C. HOCHSCHILD

Name:	Eric F. Grossman	Name:	Roger C. Hochschild

Title:	Managing Director	Title:	President and Chief Operating Officer